UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 20, 2015

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36061	46-2346314

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices)                         (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2015, Benefitfocus, Inc. (the “Company”) and certain other subsidiaries of the Company entered into a Senior Secured Revolving Credit Facility (the “Credit Agreement”) with Silicon Valley Bank, as administrative agent, issuing lender and swingline lender (“SVB”), Comerica Bank, as documentation agent and the lenders party thereto from time to time. The Credit Agreement replaces the existing credit facility, dated August 27, 2013 (as amended from time to time, the “Existing Credit Facility”), by and among the Company, certain subsidiaries of the Company and SVB.

The Credit Agreement, among other things, provides for a senior revolving credit line involving a syndicate of lenders led by SVB (the “Senior Revolver”). The three-year Senior Revolver has a borrowing limit of $60 million, with an option for the Company to increase it to up to $100 million. Borrowing capacity under the Senior Revolver is subject to a borrowing base limit that is a function of the Company’s monthly recurring revenue as adjusted to reflect lost customer revenue during the previous three calendar months. Therefore, credit available under the Senior Revolver may be less than the $60 million borrowing limit. The outstanding indebtedness under the Existing Credit Facility was repaid with proceeds from the Senior Revolver, and the Existing Credit Facility was terminated. Interest is payable monthly. Advances under the Senior Revolver bear interest at the prime rate as published in the Wall Street Journal plus a margin based on the Company’s liquidity that ranges between 1.0% and 1.5%. The Company is charged for amounts unused under this arrangement at a rate based on its liquidity of 0.300% to 0.375% per year. Any outstanding principal is due at the end of the term.

The obligations of the Company and its subsidiaries under the Credit Agreement are secured by a first priority lien (subject to certain permitted liens) in substantially all of their respective personal property assets pursuant to the terms of a Guarantee and Collateral Agreement, dated February 20, 2015 (the “Guarantee and Collateral Agreement”) and the other security documents.

The Credit Agreement contains customary representations and warranties and restrictive covenants. In addition, the Company and its subsidiaries are required to maintain liquidity of at least $30 million at all times and maintain consolidated EBITDA, on a trailing 6 month basis, at prescribed levels set for each fiscal quarter through December 31, 2017. The Company has also agreed to fiscal year dollar limits on the consolidated capital expenditures of the Company and its subsidiaries.

The Credit Agreement also contains customary events of default, including: payment and covenant defaults (subject to grace and cure periods), breaches of representations and warranties, defaults under certain other indebtedness, change of control, insolvency events and the occurrence of a material adverse effect. If an event of default occurs, SVB would be entitled to take various actions, including the acceleration of amounts due thereunder and all actions permitted to be taken by a secured creditor.

The description of the Credit Agreement and the Guarantee and Collateral Agreement is qualified in its entirety by reference to the full and complete terms of such agreements, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending March 31, 2015.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: February 26, 2015	/s/ Milton A. Alpern
Milton A. Alpern, Chief Financial Officer